Registration No. 333-

As filed with the Securities and Exchange Commission on February 9, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0407811
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 250

San Diego, California 92130

(Address of Principal Executive Offices)(Zip Code)

MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan

(Full title of the plan)

Daniel P. Gold

President & Chief Executive Officer

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, California 92130

(858) 369-7100

(Name, address and telephone number of agent for service)

with copies to:

Steven A. Navarro, Esq.

Bryan S. Keighery, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

MEI Pharma, Inc. (formerly known as Marshall Edwards, Inc.) (“we” or the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-156985) (the “Original Registration Statement”) with respect to the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “Plan”). On December 1, 2011, our stockholders approved an amendment and restatement of the Plan to increase the aggregate number of shares of our common stock, par value $0.00000002 per share (the “Common Stock”) that may be subject to awards under the Plan by 1,800,000 shares. On February 21, 2012, we filed an additional Registration Statement on Form S-8 (File No. 333-179591) (the “Second Registration Statement”) to cover such additional 1,800,000 shares of Common Stock. On December 3, 2014, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 1,750,000 shares. On January 26, 2015, we filed an additional Registration Statement on Form S-8 (File No. 333-201703) (the “Third Registration Statement”) to cover such additional 1,750,000 shares of Common Stock. On December 3, 2015, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 2,750,000 shares. On August 24, 2016, we filed an additional registration statement on Form S-8 (File No. 333-213278) (the “Fourth Registration Statement”) to cover such additional 2,750,000 shares of Common Stock. On December 1, 2016, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 3,500,000 shares. On February 16, 2017, we filed an additional registration statement on Form S-8 (File No. 333-216103) (the “Fifth Registration Statement”) to cover such additional 3,500,000 shares of Common Stock. On November 29, 2018, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards by an additional 8,903,794 shares. On February 7, 2019, we filed an additional registration statement on Form S-8 (File No. 333-229554) (the “Sixth Registration Statement”) to cover such additional 8,903,794 shares of Common Stock. On December 16, 2020, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards by an additional 9,925,000 shares. On January 8, 2021, we filed an additional registration statement on Form S-8 (File No. 333-251976) (the “Seventh Registration Statement and, together with the Original Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement, the Fifth Registration Statement and the Sixth Registration Statement, the “Prior Registration Statements”) to cover such additional 9,925,000 shares of Common Stock. On January 5, 2023, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards by an additional 8,000,000 shares. This Registration Statement covers such additional 8,000,000 shares of Common Stock. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

The Amended and Restated 2008 Stock Omnibus Equity Compensation Plan filed herewith as Exhibit 99.1 replaces the Exhibit 4.2 previously filed with the Prior Registration Statements other than the Fifth Registration Statement, the Sixth Registration Statement and the Seventh Registration Statement and Exhibit 4.1 previously filed with the Fifth Registration Statement, the Sixth Registration Statement and the Seventh Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Amended and Restated 2008 Stock Omnibus Equity Compensation Plan and the forms of grant agreements thereunder.

107	Calculation of Filing Fee

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 9, 2023.

MEI Pharma, Inc.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel P. Gold and Brian G. Drazba, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on February 9, 2023:

Signature	Title

/s/ Daniel P. Gold Daniel P. Gold	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Brian G. Drazba Brian G. Drazba	Secretary, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Charles V. Baltic III Charles V. Baltic III	Chairperson

/s/ Sujay R. Kango Sujay R. Kango	Director

/s/ Frederick W. Driscoll Frederick W. Driscoll	Director

/s/ Nicholas R. Glover Nicholas R. Glover	Director

/s/ Tamar D. Howson Tamar D. Howson	Director

/s/ Thomas C. Reynolds Thomas C. Reynolds	Director